Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-280837) on Form S-8, (No. 333-291446) on Form S-3 and (No. 333-286364) on Form S-4 of our report dated February 27, 2026, with respect to the consolidated financial statements of Smurfit Westrock plc and the effectiveness of internal control over financial reporting.

/s/ KPMG
Dublin, Ireland

February 27, 2026